Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2020

Third Quarter Highlights

•Formed joint ventures that acquired $876.1 million in unpaid principal balance ("UPB") of mortgage loans with collateral values of $1.4 billion and retained $83.4 million of varying classes of related securities issued by the joint ventures to end the quarter with $370.9 million of investments in debt securities and beneficial interests
•Purchased 244 re-performing mortgage loans ("RPLs") for $41.2 million, with UPB of $46.3 million and collateral values of $65.3 million, one non-performing mortgage loan ("NPL") for $0.5 million, with UPB of $0.5 million and an underlying collateral value of $0.7 million, and originated two small-balance commercial loans ("SBCs") with UPB of $1.9 million and underlying collateral values of $3.9 million, to end the quarter with $1.1 billion in net mortgage loans
•Interest income of $24.0 million; net interest income of $16.2 million including a reversal of provision for credit losses of $4.0 million as a result of better than expected loan performance and the related impact on future repayment rates
•Net income attributable to common stockholders of $5.3 million
•Basic earnings per common share (“EPS”) of $0.23
•Book value per common share of $15.35 at September 30, 2020
•Taxable income of $0.11 per common share
•Collected total cash of $56.4 million from loan payments, sales of real estate owned ("REO") and investments in debt securities and beneficial interests
•Held $135.2 million of cash and cash equivalents at September 30, 2020; average daily cash balance for the quarter was $128.6 million excluding $51.0 million of funds on deposit in a non-interest bearing account for a transaction closed September 25, 2020. Including the $51.0 million on deposit, average daily cash was $148.0 million
•At September 30, 2020, approximately 74.5% of portfolio based on current UPB made at least 12 out of the last 12 payments

New York, NY—November 5, 2020 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended September 30, 2020. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Loan interest income(1,2)	$18,603	$18,732	$22,121	$22,656	$23,869
Earnings from debt securities and beneficial interests(2,3)	$5,234	$5,028	$5,006	$4,203	$3,322
Other interest income/(loss)	$113	$(55)	$159	$254	$532
Interest expense	$(11,727)	$(13,058)	$(13,070)	$(13,884)	$(14,317)
Net interest income	$12,223	$10,647	$14,216	$13,229	$13,406
Provision for credit benefit/(losses)	$4,007	$4,328	$(5,109)	$(561)	$(3)
Other income, loss on sale of mortgage loans and (loss)/income from investments in affiliates	$512	$1,352	$(1,070)	$1,048	$1,913
Total revenue, net(1,4)	$16,742	$16,327	$8,037	$13,716	$15,316
Consolidated net income(1)	$8,892	$8,818	$1,496	$7,119	$8,223
Net income per basic share	$0.23	$0.27	$0.02	$0.31	$0.39
Average equity(1,5)	$503,967	$469,831	$356,539	$368,814	$348,521
Average total assets(1)	$1,642,090	$1,597,678	$1,559,821	$1,556,054	$1,523,956
Average daily cash balance(6,7)	$128,621	$125,739	$58,586	$66,072	$55,881
Average carrying value of RPLs(1)	$1,055,186	$1,048,704	$1,080,453	$1,098,477	$1,121,100
Average carrying value of NPLs(1)	$35,665	$33,683	$32,767	$31,973	$31,447
Average carrying value of SBC loans	$6,195	$5,413	$22,116	$25,002	$27,558
Average carrying value of debt securities and beneficial interests	$331,009	$333,359	$298,304	$245,701	$198,320
Average asset level debt balance(1,8)	$1,038,406	$1,041,673	$1,067,983	$1,068,164	$1,057,536
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional investors.
(2)All quarters for loan interest income and interest income on investment in debt securities and beneficial interests have been updated to reflect gross interest income before provision for credit benefit/(losses).
(3)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Average equity includes the effect of an aggregate of $115.1 million of preferred stock issued during the three months ended September 30, 2020 and June 30, 2020.
(6)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(7)For the three months ended September 30, 2020, the average daily cash balance excludes $51.0 million of funds on deposit in a non-interest bearing account for a transaction that closed on September 25, 2020. Including the $51.0 million on deposit, average daily cash was $148.0 million.
(8)All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders decreased $1.0 million for the quarter ended September 30, 2020 compared to the quarter ended June 30, 2020. Our gross interest income increased $0.2 million, and our interest expense declined $1.3 million. Our book value increased to $15.35 per common share from $15.20 at June 30, 2020 primarily from the effects of a $4.3 million mark to market increase in the fair value of our debt securities as prices of mortgage backed securities have continued to increase from first quarter lows.

The decrease in our earnings compared to the quarter ended June 30, 2020 was primarily driven by an increase in the amount of our earnings allocated to non-controlling interests, a decrease in earnings from our equity method investments, and an increase in the amortization expense for the put option on our outstanding warrants. The decrease in earnings from our equity method investments was primarily due to the flow through impact of the decline in share price on shares of our stock held by our manager and our servicer. Additionally, our $83.4 million of investments in joint venture debt securities and beneficial interests which were made in the third quarter were on our consolidated balance sheet for a weighted average of only five days during the quarter and therefore provided minimal benefit to our earnings for the third quarter.

Our net interest income prior to the recovery of the provision for credit losses increased $1.6 million over the prior quarter primarily driven by a decrease in our overall cost of funds by approximately 49 basis points during the third quarter and increases in the average balances of our mortgage loan and securities portfolios. We expect our cost of funds to continue to decrease materially in the current interest rate and credit environment.

Our net interest income after the recovery of the provision for credit losses increased $1.3 million over the prior quarter. We had a recovery of $4.0 million of provision for credit losses on our loan and securities portfolios on a consolidated basis, and $3.0 million after allocating $1.0 million to non-controlling interests. This compares to a recovery in the quarter ended June 30, 2020 of $4.3 million, and $4.4 million after $0.1 million of losses to non-controlling interests. The reversal of the provision for credit losses was primarily triggered by better than expected loan performance and its related impact on future cash flows as the impact of the COVID-19 pandemic on cash flow extension has not been as material thus far as we anticipated earlier in the year.

We acquired 244 RPLs for $41.2 million with UPB of $46.3 million and underlying collateral values of $65.3 million, one NPL for $0.5 million with UPB of $0.5 million and underlying collateral value of $0.7 million, and originated two SBC loans with UPB of $1.9 million and underlying collateral values of $3.9 million. These loans were acquired and included on our consolidated balance sheet for a weighted average of 67 days of the quarter. We ended the quarter with $1.1 billion of mortgage loans with an aggregate UPB of $1.2 billion.

We recorded $0.2 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended September 30, 2020 compared to $0.1 million for the quarter ended June 30, 2020. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with seven properties sold in the third quarter while five were added to REO held-for-sale through foreclosures. Our inventory of REO held-for-sale declined by 52% year-to-date through September 30, 2020 as more REO properties were acquired by third parties at foreclosure and foreclosure sales were delayed due to the continuing impact of the COVID-19 pandemic. We expect these trends to continue into the fourth quarter of 2020.

During the quarter ended September 30, 2020, we repurchased and retired $2.5 million of our senior convertible notes which carry a coupon rate of 7.25% for a total purchase price of $2.3 million.

We use securities and loan repurchase agreements, among other means, to fund our investment activities. Our securities repurchase agreements are subject to margin calls based on the fair value of the security. Due to the turmoil in the financial markets resulting from the COVID-19 outbreak, we received an unusually high volume of margin calls from our financing counterparties during the first quarter of 2020, of which the majority was recovered during the second quarter of 2020. During the quarter ended September 30, 2020, we further recovered cash collateral on a net basis in the amount of $6.6 million from lenders and had $1.0 million of cash collateral on deposit with financing counterparties at September 30, 2020. At September 30, 2020, we held $284.7 million of debt securities in our joint ventures. Of the total debt securities, $265.1 million were pledged as collateral on our repurchase borrowing lines and $19.6 million of debt securities were unencumbered at September 30, 2020. Additionally, we retained $227.2 million in securities from our secured borrowings which are not presented in our consolidated balance sheet at September 30, 2020. Of the total retained securities, $98.1 million were pledged as collateral on our repurchase lines and $129.1 million were unencumbered at September 30, 2020. Our investments in beneficial interests in the amount of $86.2 million at September 30, 2020 were unencumbered.

We collected $56.4 million of cash during the quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the third quarter with $135.2 million in cash and cash equivalents. $44.0 million of our cash collections were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $12.4 million were derived from interest and principal payments on investments in debt securities and beneficial interests. Of the $44.0 million of cash collections from mortgage loans and REO, we received $21.4 million from loans paying the full amount of principal, past due interest and charges. We also sold $38.9 million of senior debt securities previously issued by our joint ventures and held as investments and retired the corresponding repurchase agreements through which these were financed.

During the quarter we completed our fourth rated securitization, Ajax Mortgage Loan Trust 2020-B, which closed on August 6, 2020 with an aggregate of $97.2 million of AAA rated senior securities and $17.3 million of A rated securities issued with respect to $156.5 million of mortgage loans, all of which were RPLs. The AAA through A rated senior securities have a weighted average coupon of 1.874% and represent 73.2% of UPB of the underlying mortgage loans.

During the quarter ended September 30, 2020 we co-invested with two third-party institutional investors to form two joint ventures, and retained an aggregate $83.4 million of varying classes of related securities and beneficial interests, to end the quarter with $370.9 million of combined investments in securities and beneficial interests. We acquired 10.01% of each class of the securities of Ajax Mortgage Loan Trust 2020-C ("2020-C") for a net investment of $41.5 million and 10.01% of each class of Ajax Mortgage Loan Trust 2020-D ("2020-D") for a net investment of $41.9 million, which were on our Consolidated balance sheet for an average of only five days during the quarter and provided minimal benefit to our earnings.

2020-C acquired 2,564 RPLs and NPLs with UPB of $435.1 million and an aggregate property value of $693.0 million. The senior securities represent 78% of the UPB of the underlying mortgage loans and carry a 2.25% interest rate. Based on the structure of the transaction we do not consolidate 2020-C under Generally Accepted Accounting Principles ("GAAP").

2020-D acquired 2,591 RPLs and NPLs with UPB of $441.0 million and an aggregate property value of $690.4 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 2.25% interest rate. Based on the structure of the transaction we do not consolidate 2020-D under GAAP.

The following table provides an overview of our portfolio at September 30, 2020 ($ in thousands):

No. of loans	6,076	Weighted average LTV(5)	74.6%
Total UPB	$1,198,286	Weighted average remaining term (months)	299
Interest-bearing balance	$1,120,349	No. of first liens	6,019
Deferred balance(1)	$77,937	No. of second liens	57
Market value of collateral(2)	$1,898,221	No. of rental properties	6
Price/total UPB(3)	82.5%	Capital invested in rental properties	$710
Price/market value of collateral	55.4%	No. of REO held-for-sale	34
Re-performing loans	96.9%	Market value of REO held-for-sale(6)	$6,674
Non-performing loans	2.6%	Carrying value of debt securities and beneficial interests in trusts	$376,377
SBC commercial loans(4)	0.5%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	74.5%
Weighted average coupon	4.5%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	67.8%
____________________________________________________________
(1)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(2)As of date of acquisition.
(3)Our loan portfolio consists of fixed rate (52.8% of UPB), ARM (8.7% of UPB) and Hybrid ARM (38.5% of UPB) mortgage loans.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of September 30, 2020 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end we have acquired seven residential RPLs and nine residential NPLs with aggregate UPB of $3.3 million and $1.4 million, respectively, in two transactions and one transaction, respectively, from two sellers and one seller, respectively. The purchase price of the residential RPLs and NPLs equals 81.9% and 83.1%, respectively, of UPB and 66.1% and 70.0%, respectively, of the estimated market value of the underlying collateral of $4.1 million and $1.7 million, respectively.

We have also agreed to acquire, subject to due diligence, 28 residential RPLs and 71 NPLs with aggregate UPB of $3.1 million and $16.5 million, respectively, in eight transactions and two transactions, respectively, from eight sellers and two sellers, respectively. The purchase price of the residential RPLs equals 94.3% of UPB and 45.6% of the estimated market value of the underlying collateral of $6.4 million. The purchase price of the NPLs equals 87.1% of UPB and 45.8% of the estimated market value of the underlying collateral of $31.4 million. We also agreed to acquire seven SBC loans with UPB of $9.9 million. The purchase price of the SBC loans equals 102.0% of UPB and 49.6% of the estimated market value of the underlying collateral of $20.3 million.

On November 5, 2020, our board of directors declared a cash dividend of $0.17 per share, to be paid on November 30, 2020 to stockholders of record as of November 16, 2020.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, November 5, 2020 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2020 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended September 30, 2020. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$23,950	$23,705	$27,286	$27,113
Interest expense	(11,727)	(13,058)	(13,070)	(13,884)
Net interest income	12,223	10,647	14,216	13,229
Provision for credit benefit/(losses)	4,007	4,328	(5,109)	(561)
Net interest income after provision for credit benefit/(losses)	16,230	14,975	9,107	12,668

(Loss)/income from investments in affiliates	(25)	672	(1,112)	31
Loss on sale of mortgage loans(1)	—	—	(705)	—
Other income	537	680	747	1,017
Total revenue, net	16,742	16,327	8,037	13,716

EXPENSE:
Related party expense – loan servicing fees	1,848	1,936	2,014	2,156
Related party expense – management fee	2,264	2,143	1,799	1,801
Loan transaction expense	(178)	65	(103)	16
Professional fees	576	732	805	608
Real estate operating expenses	173	188	912	796
Other expense	2,930	2,325	1,025	985
Total expense	7,613	7,389	6,452	6,362
Loss on debt extinguishment	253	—	408	247
Income before provision for income taxes	8,876	8,938	1,177	7,107
Provision for taxes (benefit)	(16)	120	(319)	(12)
Consolidated net income	8,892	8,818	1,496	7,119
Less: consolidated net income attributable to the non-controlling interest	1,662	735	1,096	462
Consolidated net income attributable to Company	7,230	8,083	400	6,657
Less: dividends on preferred stock	1,950	1,841	—	—
Consolidated net income attributable to common stockholders	$5,280	$6,242	$400	$6,657
Basic earnings per common share	$0.23	$0.27	$0.02	$0.31
Diluted earnings per common share	$0.23	$0.27	$0.02	$0.31

Weighted average shares – basic	22,844,192	22,808,943	22,070,354	21,083,719
Weighted average shares – diluted	22,989,616	22,929,849	22,189,984	29,487,273
____________________________________________________________
(1)We sold no mortgage loans during the three months ended September 30, 2020 and June 30, 2020. During the three months ended March 31, 2020, we sold 26 SBC mortgage loans with a carrying value of $26.1 million and UPB of $26.2 million for a loss of $0.7 million. During the three months ended December 31, 2019, we sold no mortgage loans.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash and cash equivalents	$135,190	$64,343
Cash held in trust	189	20
Mortgage loans, net(1,2)	1,102,360	1,151,469
Property held-for-sale, net(3)	6,484	13,537
Rental property, net	724	1,534
Investments at fair value(4)	284,655	231,685
Investments in beneficial interests(5)	86,241	57,954
Receivable from servicer	16,438	17,013
Investments in affiliates	28,730	30,441
Prepaid expenses and other assets	5,963	8,845
Total assets	$1,666,974	$1,576,841

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$614,214	$652,747
Borrowings under repurchase transactions	415,419	414,114
Convertible senior notes, net(6)	109,710	118,784
Management fee payable	2,261	1,634
Accrued expenses and other liabilities	19,024	5,478
Total liabilities	1,160,628	1,192,757

Equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at September 30, 2020 and no shares issued or outstanding at December 31, 2019	51,100	—
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at September 30, 2020 and no shares issued and outstanding at December 31, 2019	64,044	—
Common stock $0.01 par value; 125,000,000 shares authorized, 23,034,443 shares issued and outstanding at September 30, 2020 and 22,142,143 shares issued and outstanding at December 31, 2019	231	222
Additional paid-in capital	317,295	309,395
Treasury stock	(634)	(458)
Retained earnings	46,441	49,446
Accumulated other comprehensive gain	401	1,277
Equity attributable to stockholders	478,878	359,882
Non-controlling interests(7)	27,468	24,202
Total equity	506,346	384,084
Total liabilities and equity	$1,666,974	$1,576,841
____________________________________________________________

(1)Mortgage loans, net include $862.8 million and $908.6 million of loans at September 30, 2020 and December 31, 2019, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $15.2 million and $2.0 million of allowance for loan credit losses at September 30, 2020 and December 31, 2019, respectively.
(2)As of September 30, 2020, balances for Mortgage loans, net includes $309.2 million and Secured borrowings, net of deferred costs includes $257.0 million from the 50% and 63% owned joint ventures. As of December 31, 2019, balances for Mortgage loans, net includes $341.8 million and Secured borrowings, net of deferred costs includes $284.8 million from a 50% and 63% owned joint ventures, all of which we consolidate under GAAP.
(3)Property held-for-sale, net, includes valuation allowances of $1.4 million and $1.8 million at September 30, 2020 and December 31, 2019, respectively.
(4)As of September 30, 2020 and December 31, 2019 Investments at fair value include amortized cost basis of $284.3 million and $230.4 million, respectively, and unrealized gains of $0.4 million and $1.3 million, respectively.
(5)Investments in beneficial interests includes allowance for credit losses of $5.9 million at September 30, 2020. No allowance for credit losses were recorded as of December 31, 2019.
(6)Secured borrowings and convertible senior notes are presented net of deferred issuance costs.
(7)Non-controlling interests includes $25.8 million at September 30, 2020, from 50% and 63% owned joint ventures. Non-controlling interests includes $22.4 million at December 31, 2019, from a 50% and 63% owned joint ventures, all of which we consolidate under GAAP.